Exhibit 99.4
CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the reference to our name and description of our role in the valuation process of certain commercial real estate assets of KBS Strategic Opportunity REIT, Inc. (the “Company”) being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-156633) and the related prospectus, included therein, by being filed on an Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

March 8, 2019	/s/ Colliers International Valuation of Advisory Services, LLC
Colliers International Valuation of Advisory Services, LLC